Exhibit 10.3

1301 Harbor Bay Parkway Alameda, CA 94502 T:510-521-3390, F: 510-521-3389 www.biotimeinc.com

September 24, 2015

Union Underwriting & Finances LTD.
6-8 Achuzat Bayit St., Tel Aviv
Attention:  Shai Zohar

RE:  Referral of Investors and Escrow Services

Dear Mr. Zohar:

BioTime, Inc. (“BioTime”) has recently registered its common shares, no par value, with the Tel Aviv Stock Exchange (“TASE”).  BioTime expects that its common shares will be included in several TASE stock indexes, including one or more of the TA-75, TA-100, TA-BlueTech, TA-Tech-Elite and TA-Biomed.  As a result of the inclusion of BioTime common shares in the TASE indexes, Israeli Index Funds and ETFs that track those indexes (only Index Related Funds are covered within this document, hereinafter “Funds”) will be required to purchase BioTime common shares for their portfolios.  BioTime plans to offer the Funds the opportunity to purchase common shares for their portfolios directly from BioTime at a price determined with respect to the trading price on the TASE immediately prior to the date on which the TASE announces the inclusion of BioTime common shares in the applicable indexes.  The total number of shares that BioTime will offer and agree to sell to all Funds will not exceed: (a) 20% of the issued and outstanding common shares of BioTime; and (b) a number of common shares having an aggregate purchase price of NIS80 million.

BioTime has prepared and filed with the United States Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-3 (File No. 333--201824) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) registering the offer and sale of the common shares. The Registration Statement is effective under the Securities Act and no stop order preventing or suspending the effectiveness of the Registration Statement or suspending or preventing the use of the prospectus contained therein has been issued by the SEC and no proceedings for that purpose have been instituted or, to the knowledge of BioTime, are threatened by the SEC. BioTime shall file a final a prospectus supplement with the SEC in accordance with Rule 424(b) under the Securities Act describing the offer of the common shares to the Funds.

In consideration of the efforts of Union Underwriting & Finances LTD. (“Union Underwriting”) to introduce the Funds to BioTime, BioTime agrees to pay to Union a fee in the amount of one percent (1%) of the aggregate sales price paid by the Funds to BioTime for common shares purchase from BioTime on or before the date on which BioTime common shares first enter the TASE indexes.  In consideration of such fee, and at no further cost or charge to BioTime or the Funds, Union Bank Trust Co. Ltd. will serve as escrow agent under the terms of a separate escrow agreement, to hold the purchase proceeds for the shares issued to the Funds pending disbursement of the purchase proceeds to BioTime upon confirmation of successful delivery of the shares purchased to the Funds.

BioTime acknowledges and agrees that Union Underwriting is not purchasing or selling any of the common shares offered by BioTime to the Funds, nor is Union Underwriting required to arrange for the purchase or sale, or to the purchase or sale of any specific number or dollar amount of BioTime common shares.

BioTime agrees to indemnify and hold Union Underwriting harmless against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Union Underwriting or incurred by Union Underwriting in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter. Notwithstanding the foregoing, there shall be no indemnification obligation under this Agreement in an event of Union Underwriting’ breach of this Agreement, violation of applicable laws, gross negligence, bad faith or willful misconduct. Union Underwriting shall notify BioTime in writing of any written assertion of a claim against Union Underwriting, promptly after Union Underwriting shall have received any such information as to the nature and basis of the claim or learns of circumstances that may bring about such claim. Union Underwriting agrees not to settle any litigation in connection with any claim or liability with respect to which Union Underwriting may seek indemnification from BioTime without the prior written consent of BioTime.

All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by facsimile or email with confirmation of transmission.  All communications shall be sent to BioTime or Union Underwriting at their respective facsimile numbers or email addresses set forth below.

BioTime, Inc.
1301 Harbor Bay Parkway
Alameda, California 94502
Attention:  Robert W. Peabody, Chief Financial Officer
FAX Number:  (415) 521-3389
Email:  rpeabody@biotimemail.com

Union Underwriting & Finances Ltd.
6-8 Achuzat Bayit St., Tel Aviv
FAX Number: +972-3-5191624
Email: shai@ubi.co.il

The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by BioTime and Union Underwriting. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by BioTime or Union Underwriting without the prior consent of the other party.

This Agreement may be executed by facsimile signatures, which for all purposes shall be deems to constitute originals. This Agreement may be executed in counterparts, all of which when taken together shall be deemed one original.

If the foregoing is acceptable to Union Underwriting, kindly sign in the place provided below whereupon this letter shall constitute a binding agreement between BioTime and Union Underwriting.

BioTime, Inc.

By:	/s/Michael D. West
Michael D. West,
Chief Executive Officer

ACCEPTED AND AGREED:

Union Underwriting & Finances Ltd.

Shai Zohar
Shai Zohar,
Chief Operating Officer